EXHIBIT 15.1





  The Board of Directors
  First Fidelity Bancorporation


  Gentlemen:

  Re:  Registration Statement on Form S-8

  With respect to the subject Registration Statement, we acknowledge our awareness of the use therein of our report dated April 14, 1994 of SAS No. 71 report related to our review of interim financial information.

  Pursuant to Rule 436(c) under the Securities Act of 1933, such a report is not considered a part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.


  /s/ KPMG Peat Marwick

  May 17, 1994
  New York, New York























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